Exhibit 99.1



ContiMortgage
One ContiPark

338 S. Warminster Road
Hatboro, PA. 19040-3430
(215) 347-3000



As of and for the year ended December 31, 1999, ContiMortgage Corporation has complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of December 31, 1999 ContiMortgage Corporation had in effect fidelity bond and errors and omissions policy in the amounts of $14,000,000 and $10,000,000, respectively.

/s/ Dennis Hedrick                               /s/ William P. Higgins
------------------                               ----------------------
Dennis Hedrick                                   William P. Higgins
Vice President - Servicing                       Vice President and Controller


March 21, 2000                                   March 21, 2000